Exhibit 10.1

2008 Cash Bonuses for the Named Executive Officers

Executive Officer	Cash Bonus
David Hung, M.D.	$313,335
C. Patrick Machado	$189,900
Lynn Seely, M.D.	$189,900

2009 Base Salaries

Executive Officer	Fiscal 2009 Base Salary (Effective January 1, 2009)
David Hung, M.D.	$570,000
C. Patrick Machado	$365,000
Lynn Seely, M.D.	$365,000

Extraordinary Bonuses for 2008

Executive Officer	Bonus
David Hung, M.D.	$100,100
C. Patrick Machado	$100,100
Lynn Seely, M.D.	$100,100